Filed under Rule 424(b)(3), Registration Statement No. 333-97157

Pricing Supplement No. 90—dated Friday, November 07 2003 (To: Prospectus Dated August 20, 2002)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050XMZ3	$1,375,000.00	100.000%	1.500%	$1,354,375.00	FIXED	4.800%	SEMI-ANNUAL	10/15/2013	04/15/2004	$20.26	YES	Subordinated Unsecured Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

06050XNA7	$4,210,000.00	100.000%	2.000%	$4,125,800.00	FIXED	5.650%	SEMI-ANNUAL	10/15/2018	04/15/2004	$23.85	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 10/15/2006 and every coupon date thereafter.

The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 10/15/2006 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

06050XNB5	$6,397,000.00	100.000%	2.500%	$6,237,075.00	FIXED	5.850%	MONTHLY	10/15/2023	11/15/2003	$0.33	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 10/15/2007 and every coupon date thereafter.

The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 10/15/2007 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

06050XNC3	$98,908,000.00	100.000%	2.500%	$96,435,300.00	FIXED	6.000%	SEMI-ANNUAL	10/15/2028	04/15/2004	$25.33	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 10/15/2008 and every coupon date thereafter.

The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 10/15/2008 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

Bank of America

Trade Date: Friday, November 07, 2003 @ 12:00 PM ET Settlement Date: Thursday, November 13, 2003 Minimum Denomination/Increments: $1,000.00/$1,000.00 Moody’s Investor Services Rating: Subordinated: Aa3 S & P Ratings Services Rating: Subordinated: A

Initial trades settle flat and clear SDFS: DTC Book Entry only DTC Number 0443 via Pershing, LLC

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trade mark of INCAPITAL, LLC. All Rights Reserved.

										Bank of America $ 6,000,000,000 Bank of America InterNotes Prospectus dated 20-Aug-02

Recent Developments

On October 14, 2003, we reported earnings for the quarter ended September 30, 2003. The press release containing that information was filed with the SEC on our Current Report on Form 8-K (the “Form 8-K”) dated October 14, 2003. The same day, we filed a second Form 8-K describing pending litigation and regulatory matters arising from trading in mutual funds in the Nations Funds family. On October 27, 2003, we announced that we have entered into an Agreement and Plan of Merger dated as of October 27, 2003 with FleetBoston Financial Corporation, providing for the merger of FleetBoston with and into us (the “FleetBoston Merger”). The press release containing that information was filed with the SEC on a Form 8-K dated October 27, 2003. On October 28, 2003 we filed a second Form 8-K with copies of the merger agreement and additional information concerning the FleetBoston Merger. Finally, on November 5, 2003, we filed a third Form 8-K with the SEC containing selected preliminary unaudited pro forma condensed consolidated financial information about the FleetBoston Merger. Each of these Form 8-K’s contains additional information and is incorporated by reference into this pricing supplement. Copies of the Form 8-K’s are available over the Internet at the SEC’s home page at http://www.sec.gov.